Exhibit (d)(1)(B)

STOCK PURCHASE AGREEMENT

by and among

VIVO PARTICIPAÇÕES S.A.

and

TELEMAR NORTE LESTE S.A.

Dated as of December 20, 2007

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 20, 2007 (the “Effective Date”), is entered into by and among:

(1) VIVO Participações S.A., a publicly-traded corporation (sociedade anônima de capital aberto) organized under the laws of Brazil, headquartered in the City of São Paulo, State of São Paulo, at Avenida Roque Petroni Jr, 1464, Morumbi, enrolled in the National Registry of Legal Entities (“CNPJ”) under no. 02.558.074/0001-73 (“Seller”); and

(2) TELEMAR NORTE LESTE S.A., a publicly-traded corporation (sociedade anônima de capital aberto) organized under the laws of Brazil, headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua General Polidoro, 99, 5° floor, Botafogo, enrolled in the National Registry of Legal Entities (“CNPJ”) under no. 33.000.118/0001-79 (“Purchaser” and, collectively with Seller, the “Parties”);

WHEREAS:

A. Seller entered into a SPA with Telpart in the Effective Date of the SPA, by means of which Telpart undertook to sell, assign, transfer and deliver to Seller, and Seller undertook to purchase and receive from Telpart, subject to certain conditions, (i) the Telemig Holding Shares and the Amazônia Holding Shares and (ii) the Subscription Rights, for certain purchase prices indicated therein;

B. Immediately upon the Closing and completion of the Transactions set forth in the SPA (provided that the SPA Closing occurs and the Transactions are completed, with the consequent transfer of the Amazônia Holding Shares to Seller), Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, the Amazônia Holding Shares and the Amazônia Subscription Rights for a certain purchase price, under the terms and conditions set forth in this Agreement;

C. Seller has obtained the corporate authorizations to the execution of this Agreement attached hereto as Annex B; and

D. Purchaser has also obtained the corporate authorizations to the execution of this Agreement attached hereto as Annex C;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

ARTICLE 1

DEFINITIONS

Section 1.1. In addition to other terms defined herein or in the SPA, the following terms shall have the meanings set forth or referenced below:

“Affiliate” shall have the meaning ascribed to it in the SPA.

“Agreement” means this Stock Purchase Agreement and all Annexes and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Alternative Amazônia Closing” shall have the meaning ascribed to it in Section 2.4.1. (c) of this Agreement.

“Alternative Amazônia Closing Date” shall have the meaning ascribed to it in Section 2.4.1. (c) of this Agreement.

“Amazônia” means Amazônia Celular S.A., a publicly-traded corporation (sociedade anônima de capital aberto) organized under the laws of Brazil, headquartered in the City of Belém, State of Pará, at Travessa Rui Barbosa, 931, enrolled in the CNPJ under no. 02.340.278/0001-33, which provides cellular telecommunications services (“Serviço Móvel Pessoal” or “SMP”) in the States of Pará, Amazonas, Maranhão, Amapá and Roraima.

“Amazônia Companies” means collectively Amazônia Holding and Amazônia.

“Amazônia Holding” means Tele Norte Celular Participações S.A., a publicly-traded corporation (sociedade anônima de capital aberto) organized under the laws of Brazil, headquartered in the City of Belo Horizonte, State of Minas Gerais, at Rua Levindo Lopes, 258, enrolled in the CNPJ under no. 02.558.154/0001-29.

“Amazônia Holding Shares” means the total amount of shares in Amazônia Holding acquired by Seller from Telpart under the terms and conditions of the SPA.

“Amazônia Minimum Targets” shall have the meaning ascribed to it in the SPA.

“Amazônia Purchase Price” means R$120.009.893,00 (one hundred and twenty million, nine thousand eight hundred ninety three reais) as accrued by CDI from August 2, 2007 until the Amazonia Closing Date or the Alternative Amazônia Closing Date, as the case may be.

“Amazônia Shares” means Amazônia Holding’s total amount of shares in Amazônia on the date the Seller acquires from Telpart the Amazônia Holding Shares.

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

“Amazônia Subscription Rights” means the right of Seller to subscribe shares issued by Amazônia Holding in accordance with CVM Instruction no. 319, of December 3, 1999, and with the resolutions taken in the Extraordinary Shareholders Meeting of Amazônia Holding, held on December 28, 1999, as described in Schedule 3.18 of the SPA.

“Amazônia Tag Along Offer” means the mandatory tender offer to the holders of common stock of the Amazônia Companies under the terms of Article 254-A of Law no. 6,404, of December 15, 1976, as amended, and pursuant to the rules established by CVM Instruction no. 361, of March 5, 2002, in light of proposed transfer of control of the Amazônia Companies under the Amazônia Transaction.

“Amazônia Transaction” means the purchase and sale of the Amazônia Holding Shares along with the assignment of the Amazônia Subscription Rights between the Seller and the Purchaser as contemplated by this Agreement.

“ANATEL” means the Agência Nacional de Telecomunicações.

“ANATEL Consent for the Amazônia Transaction” – means the authorization of ANATEL for the transfer of the Amazônia Holding Shares from Seller to Purchaser.

“Brazilian Antitrust Authorities” shall have the meaning ascribed to it in the SPA.

“Business Day” shall have the meaning ascribed to it in the SPA.

“CDI Rate” shall have the meaning ascribed to it in the SPA.

“Consents” shall have the meaning ascribed to it in the SPA.

“CVM” means the Comissão de Valores Mobiliários – CVM.

“Damages” means any incurred losses or liabilities, obligations, payments, costs and expenses, including interest, penalties, reasonable attorneys’ fees and costs deriving therefrom, but excluding any and all internal costs.

“Effective Date of the SPA” means August 02, 2007.

“Final Order” shall have the meaning ascribed to it in the SPA.

“Governmental Authority” shall have the meaning ascribed to it in the SPA.

“Law” shall have the meaning ascribed to it in the SPA.

“Legal Proceeding” shall have the meaning ascribed to it in the SPA.

“Liabilities” shall have the meaning ascribed to it in the SPA.

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

“Licenses” shall have the meaning ascribed to it in the SPA.

“Lien” shall have the meaning ascribed to it in the SPA.

“Newtel” shall have the meaning ascribed to in the SPA.

“Order” shall have the meaning ascribed to it in the SPA.

“Person” shall have the meaning ascribed to it in the SPA.

“SPA” means the Stock Purchase Agreement, dated as of August 02, 2007, entered into by Telpart and the Seller, with Telemig Holding and Amazônia Holding as intervening and consenting parties, and all Annexes and Schedules thereto relating to the Amazônia Companies, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, a copy of which is attached hereto as Annex A.

“SPA Closing” means the closing of the Transactions as provided for in Section 2.5 of the SPA.

“SPA Closing Date” means the date of the closing of the Transactions as provided for in Section 2.5 of the SPA.

“SPA Tag Along Offer” means the mandatory tender offer under Purchaser undertook to prepare and file with the CVM no later than 30 (thirty) days following the SPA Closing Date under the terms of Article 254-A of Law no. 6,404, of December 15, 1976, as amended, and pursuant to the rules established by CVM Instruction no. 361, of March 5, 2002, in accordance with Section 6.4. of the SPA.

“Seller’s Put Option” means the option of Seller to sell, and the obligation of the Purchaser to acquire, all of the common shares of Amazônia Holding and of Amazônia acquired by Seller as a result of the SPA Tag Along Offer.

“Subscription Rights” shall have the meaning ascribed to it in the SPA.

“Tax”or “Taxes” shall have the meaning ascribed to it in the SPA.

“Telecommunication Rules” shall have the meaning ascribed to it in the SPA.

“Telemig” shall have the meaning ascribed to it in the SPA.

“Telemig Holding” means Telemig Celular Participações S.A., a publicly-traded corporation (sociedade anônima de capital aberto), organized under the laws of Brazil, headquartered in the City of Belo Horizonte, State of Minas Gerais, at Rua Levindo Lopes, 258, enrolled in the CNPJ under no. 02.558.118/0001-65.

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

“Telemig Holding Shares” shall have the meaning ascribed to it in the SPA.

“Telepart” means Telpart Participações S.A., a publicly-traded corporation (sociedade anônima de capital aberto), organized under the laws of Brazil, headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Lauro Muller, 116, Suite 4102, enrolled in the CNPJ under no. 02.591.814/0001-75.

“Transactions” means the transactions ascribed to it in the SPA.

Section 1.2. Other Terms. Other terms may be defined elsewhere in this Agreement or in the SPA and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Annex or Schedule, such reference is to an Article or Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated;

(b) information disclosed in one of the Schedules shall be considered as being disclosed in all applicable Schedules hereto;

(c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(d) whenever the words “include” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a Person are also to its successors and permitted assigns; and the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

Section 2.1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Seller undertakes to sell, assign, transfer and deliver to Purchaser, and Purchaser undertakes to purchase and receive from Seller, the Amazônia Holding Shares, free and clear of any Liens.

Section 2.2. Purchase Price. The total purchase price for the Amazônia Holding Shares shall be the Amazônia Purchase Price.

Section 2.3. Payment of Purchase Price. At Amazônia Closing or Alternative Amazônia Closing, the Purchaser shall pay the Amazônia Purchase Price to the Seller by wire transfer of immediately available funds into an account designated in writing by the Seller no later than two Business Days prior to the Amazônia Closing Date or Alternative Amazônia Closing Date, as the case may be.

Section 2.4. Closing. The closing of the Amazônia Transaction provided for in this Agreement shall occur simultaneously on the SPA Closing Date immediately after the SPA Closing (“Amazônia Closing Date”). For this purpose, the Seller shall notify the Purchaser on the date on which the SPA Closing Date is agreed between the Seller and Telpart. On such date and provided that the last condition under Section 6.1. herein has been satisfied or waived (to the extent that such waiver is possible), the purchase and sale of the Amazônia Holding Shares and the payment of the Amazônia Purchase Price shall take place at the offices of Machado, Meyer, Sendacz and Opice Advogados in São Paulo, at 11:00 a.m. or at such other time and place as the Parties may mutually agree in writing for the closing, upon the terms and subject to the conditions hereof (“Amazônia Closing”). Purchaser shall take all necessary actions and endeavour its best efforts to ensure that the SPA Closing is approved as soon as possible, even if the SPA Closing and the Amazônia Closing do not take place simultaneously.

2.4.1 In the event that the Parties are unable to close the Amazônia Transaction provided for in this Agreement simultaneously with the SPA Closing, as contemplated in Section 2.4 hereinabove, for lack of obtainment of the ANATEL Consent for the Amazônia Transaction on or before ANATEL Consent to the transfer of control of the Amazônia Companies from Telpart to Seller is obtained, the following provisions will apply:

(a) Provided that the conditions precedent to the SPA Closing have occurred, including ANATEL Consent, even conditioned to a further sale of Amazônia Holding Shares to a third party, Seller will pursue the SPA Closing and shall acquire the Amazônia Holding Shares as contemplated in the SPA, in line with the corresponding ANATEL Consent. If such ANATEL Consent will require the transfer of the Amazônia Holding Shares to a trust (or a similar structure), the provisions of subclauses (b.2) and (b.3) shall apply, mutatis mutandis;

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

(b) Purchaser shall have 60 (sixty) days following the notice received by Purchaser from Seller informing that the SPA Closing has occurred to obtain ANATEL Consent for the Amazônia Transaction;

(b.1) Should ANATEL Consent for the Amazônia Transaction be obtained within 60 (sixty) days following the notice received by Purchaser from Seller informing that the SPA Closing has occurred (term that can be extended up to 30 (thirty) additional days by Seller, at its own discretion), Purchaser shall immediately notify Seller of such circumstance and Seller shall subsequently request the Board of Directors of the Amazônia Companies to call the shareholders meetings of Amazônia Companies to take place fifteen (15) days thereafter. On the date and simultaneously to the aforesaid shareholders meetings of each respective Amazônia Company, the purchase and sale of the Amazônia Holding Shares and the payment of the Amazônia Purchase Price shall take place at the offices of Machado, Meyer, Sendacz and Opice Advogados in São Paulo, at 11:00 a.m. or at such other time and place as the Parties may mutually agree in writing for the closing, upon the terms and subject to the conditions hereof (the “Alternative Amazônia Closing”);

(b.2) Should ANATEL Consent for the Amazônia Transaction not be obtained before the end of the period of 60 (sixty) days indicated above (term that can be extended up to 30 (thirty) additional days by Seller, at its own discretion), then, Purchaser shall

(i)	take all necessary actions for ANATEL to approve, within 30 (thirty) days, the transfer of the Amazônia Holding Shares to a trust (or a similar structure), and

(ii)	on the date that is 91 (ninety-one) days following the notice received by Purchaser from Seller informing that the SPA Closing has occurred, pay the Amazônia Purchase Price to Seller and deposit the Amazônia Holding Shares in such trust or similar structure.

For purposes of subclause (i) above, Purchaser shall have already made all arrangements concerning the implementation of said trust (or similar structure) by the time the corresponding application is filed with ANATEL requesting approval of the transfer of the Amazônia Holding Shares to said trust (or a similar structure). It is agreed that Seller shall not have any burden, costs or responsibility in connection which any of such arrangements.

(b.3) Purchaser and Seller agree that if ANATEL Consent for the Transactions and/or Amazônia Transaction imposes any restriction for the management of the Amazônia Companies for the period of time between the SPA Closing and the Amazônia Closing, the following shall apply:

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

(i)	Seller and Purchaser shall endeavor their reasonable best efforts to procure that the current management remains in office;

(ii)	If necessary, independent board members shall be appointed;

(iii)	Seller and Purchaser shall endeavor their reasonable best efforts to procure that the Amazônia Companies are managed in accordance with the ordinary course of business;

(iv)	A transition committee of six (6) members shall be formed to observe and accompany the operations of the Amazônia Companies. The transition committee shall be formed by two (2) members indicated by Seller, two (2) members indicated by Purchaser, and the CEO and the CFO of the Amazônia Companies.

The Parties agree that under no circumstances shall the Seller be liable against the Purchaser for the management of the Amazônia Companies for the period of time between the SPA Closing and the Amazonia Closing in accordance with the above.

Section 2.5. Documents to be delivered and actions to be performed by the Seller.

2.5.1 At or prior to the Amazônia Closing or the Alternative Amazônia Closing, Seller shall deliver, or cause to be delivered, to Purchaser, or shall otherwise cause to occur, the following:

(a) a power of attorney from the Seller, substantially in the form of the draft attached hereto as Annex D, notarized by a notary duly qualified in the jurisdiction where such execution occurs, granting powers to the persons to be indicated by Purchaser before the Closing Date in Annex D to represent the Seller before the relevant Amazônia Holding and/or any financial institution that may act as depositary of the Amazônia Holding Shares, in order to transfer and to sign any and all documents necessary to transfer the Amazônia Holding Shares to the Purchaser;

(b) a copy of the certificate of the bank responsible for the registration of the Amazônia Holding Shares evidencing the ownership of the Amazônia Holding Shares by Telpart (or by the Seller, in the event of the Alternative Amazônia Closing) and that they are unencumbered, and the transfer order of the Amazônia Holding Shares from Telpart to the Seller duly signed by Telpart;

(c) a certificate of a duly authorized representative of the Seller certifying that at Closing the closing conditions set forth in Sections 6.1 (with respect to the conditions applicable to the Seller) and 6.2 have been satisfied or, in latter case, waived and that Seller has obtained all corporate authorizations and Consents referred to in Sections 3.2

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

below;

(d) the transfer order (ordem de transferência de ações escriturais) of the Amazônia Holding Shares from the Seller to the Purchaser;

(e) the Assignment of Amazônia Subscription Rights for the Amazônia Subscription Rights regarding Amazônia Holding Shares, in the form and substance attached hereto as Annex E;

(f) a certificate issued by the Seller confirming that the representations and warranties of Seller contained herein are true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Amazônia Closing or the Alternative Amazônia Closing, as the case may be, and that it has complied in all material respects with all the covenants and agreements of the Seller contained herein;

(g) an opinion of legal counsel to Seller substantially in the form of Schedule 2.5.1.(g) hereto;

(h) a copy of the statement received from Telpart setting forth the achievement or not of the Amazônia Minimum Targets in the form and substance provided for in Section 2.6.l(h) of the SPA, except if the Seller has waived Telpart from delivering such a statement;

(i) a copy of the certificate received by Seller from Telpart stating that from the Effective Date of the SPA to the SPA Closing Date the Amazônia Companies have not performed any of the actions provided for in Section 3.5.1 of the SPA (other than those expressly waived by the Seller), with due regard for the provisions of Section 5.8(i) of the SPA, except if the Seller has waived Telpart from delivering such a certificate;

(j) a copy of the certificate received from Telpart stating the total amount of minimum mandatory dividends paid to it by any of the Amazônia Companies, if any, from the Effective Date of the SPA to the SPA Closing Date and the corresponding payment date(s),

(k) a copy of the authorization letters received from Telpart that were issued by the relevant parties to agreements executed by any of the Amazônia Companies which require consent or communication for the transfer of control, except if the Seller has waived Telpart from delivering such authorization letters,

(l) a copy of the certificate provided for in Section 2.7. below.

(m) a certificate from Seller stating it has no knowledge (i) of the unaccomplishment of any of the covenants and agreements of Telpart to be performed under the SPA on or prior to the Closing and (ii) of the occurrence of any event which could reasonable be expected to have a material adverse effect upon the Amazônia

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

Companies; in the event of unnacomplishment by Telpart of any of the covenants and agreements to be performed by it under the SPA on or prior to the Closing, a certificate from Seller indicating in reasonable detail all such unnacomplished coventants and agreements by Telpart known by Seller;

(n) a certificate from Seller stating it has no knowledge that on or before the SPA Closing any of the shareholders of Newtel has commenced any proceeding to merge, consolidate or liquidate or dissolve Newtel nor obligated themselves to do so, and

(o) copies of any and all documents produced, obtained and/or signed by Telpart and/or the Amazon Companies that may be received by Seller regarding the agreement to be executed by and among the Amazônia Companies and the State of Pará to settle the administrative or judicial procedures related to the ICMS over subscription and VAS.

2.5.2. Notwithstanding the provisions of Section 2.5. above, Seller agrees not to grant any unreasonable waiver to Telpart with respect to the accomplishment of relevant covenants and obligations or conditions to closing that could cause a material Damage to the Purchaser and/or to the Amazônia Companies, except if expressly authorized by the Purchaser.

2.5.3. Seller shall practice any and all acts necessary for the implementation of the actions foreseen in Section 2.6.1 below.

Section 2.6. Documents to be delivered by the Purchaser. At or prior to the Amazônia Closing or the Alternative Amazônia Closing, as the case may be, the Purchaser shall deliver, or cause to be delivered, to Seller, or shall otherwise cause to occur, the following:

(a) a certificate of a duly authorized representative of the Purchaser certifying that the closing conditions set forth in Sections 6.1. (with respect to the conditions applicable to the Purchaser) and 6.3. have been satisfied, or, in latter case, waived, and that Purchaser has obtained all corporate authorizations and Consents referred to in Sections 4.2 and 4.3. below;

(b) the payment of the Amazônia Purchase Price, including evidence of the wire transfer referred to in Section 2.3. hereof;

(c) the Assignment of the Amazônia Subscription Rights Agreement for the Amazônia Subscription Rights regarding Amazônia Holding Shares, in the form and substance attached hereto as Annex E;

(d) a certificate issued by the Purchaser confirming that the representations and warranties of Purchaser contained herein are true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Amazônia Closing or the Alternative Amazônia Closing,

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

as the case may be (except that representations and warranties that are made as of a specific date) and that it has complied in all material respects with all the covenants and agreements of the Purchaser contained herein; and

(e) an opinion of legal counsel to Purchaser substantially in the form of Schedule 2.6(e) hereto.

2.6.1. Purchaser shall indicate in writing before the Amazônia Closing Date or the Amazônia Alternative Closing Date, as the case may be, the names of each of the officers and members of the Board of Directors is willing to appoint and elect for to each of the Amazônia Companies at the shareholders meetings to take place on the Amazônia Closing Date or the Amazônia Alternative Closing Date (as the case may be), that shall replace the officers and members of the Board of Directors of the Amazônia Companies occupying such positions at the Amazônia Closing Date or the Amazônia Alternative Closing Date (as the case may be).

Section 2.7. Telpart’s Representations and Warranties. Seller undertakes not to waive its right to obtain from Telpart, for Seller’s benefit, at the date of the SPA Closing, a written certificate confirming that the representations and warranties given by Telpart to Seller under the SPA continue to be true and correct in all material aspects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), as contemplated in Section 2.6.l.(f) of the SPA. Seller shall supply to Purchaser at the Amazônia Closing or the Alternative Amazônia Closing, as the case may be, a copy of such certificate as received from Telpart, as per Section 2.5.1. (1) above.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Effective Date, Seller represents and warrants to Purchaser as follows:

Section 3.1 Organization; Good Standing. The Seller is a publicly-traded corporation (sociedade anônima) duly organized, validly existing and in good standing under the laws of Brazil.

Section 3.2 Authorization; Enforceability. Except as disclosed in Section 3.3. below the Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement and to consummate this Amazônia Transaction. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.3 No Conflicts or Consents. Neither the execution, delivery and performance by Seller of this Agreement, nor the consummation of the Amazônia Transaction by Seller, will (i) require any authorization, other than the Consent of ANATEL for the Amazônia Transaction and (ii) conflict with, or result in the breach of, any provision of the corporate documents of to which the Seller is part; or (ii) constitute a breach, violation or default by Seller create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (x) any Law or license or (y) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon the Seller; or (iii) require any authorization of any third Person pursuant to any agreement or (iv) violate any Law or judicial order.

Section 3.4 Limitation of Representations and Warranties. (a) None of the Seller, its Affiliates or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of any of the Amazônia Companies, and (b) none of the Seller, its Affiliates or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Seller or any of the Amazônia Companies and any information, documents or material made available to the Purchaser (either by Seller or by Telpart), whether orally or in writing in any “data rooms,” management presentations, functional “break-out” discussions, responses to questions, submitted on behalf of the Purchaser, opinion, information, projection or advice that may have been provided to Purchaser by any director, officer, employee, agent, consultant or representative of the Seller, Telpart or an Affiliate thereof, or in any other form in expectation of the Amazônia Transaction, any such other representation or warranty being hereby expressly disclaimed by Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the Effective Date, the Purchaser represents and warrants to the Seller as follows:

Section 4.1. Organization; Good Standing. The Purchaser is a corporation (sociedade anônima) duly organized, validly existing and in good standing under the laws of Brazil.

Section 4.2. Authorization; Enforceability. Except as disclosed in Section 4.3. below the Purchaser has all requisite power and authority to execute and deliver this

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement and to consummate the Amazônia Transaction. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3. No Conflicts or Consents. Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the Amazônia Transaction by Purchaser, will (i) require any authorization, other than the Consent of ANATEL for the Amazônia Transaction and the consent of the shareholders meeting required to be held under article 256 of Law 6.404/76; and (ii) conflict with, or result in the breach of, any provision of the corporate documents of to which the Purchaser is part; or (ii) constitute a breach, violation or default by Purchaser create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (x) any Law or license or (y) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon the Purchaser; or (iii) require any authorization of any third Person pursuant to any agreement or (iv) violate any Law or judicial order.

Section 4.4. Limitations on Representations and Warranties. Except as set forth in this ARTICLE 4, none of the Purchaser, its Affiliates or any of their respective officers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at law or in equity and the Purchaser hereby disclaims all Liabilities and responsibility for any representation, warranty, statement or information not included herein that was made, communicated or furnished (orally or in writing) to the Seller or any of its representatives.

Section 4.5 Availability of Funds. The Purchaser has sufficient cash, cash resources and has available lines of financing to pay the Amazônia Purchase Price, as well as to pay for the Amazônia Subscription Rights, the Amazônia Tag Along Offer and the Seller’s Put Option in the terms set forth in this Agreement.

Section 4.6 Investigation by the Purchaser. The Purchaser has conducted its own review and analysis of the businesses, assets, condition, operations and prospects of the Amazônia Companies based on the information provided by Telpart or the Seller and access to the premises and records made available by the Telpart during the participation of Purchaser in the due diligence phase of the bidding process organized by Telpart to carry out the sale of control of Telemig Celular Participações S.A. and Amazônia Holding, as well as conducted its own independent analysis on the Seller’s ability to assign, transfer and deliver the Amazônia Subscription Rights to Purchaser based on the information provided by Telpart. The Purchaser also recognizes and accepts that Seller may not be able to provide any additional information regarding the Amazônia Companies other than public information or information provided by Telpart in a non-

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

confidential basis or information expressly authorized by Telpart to be furnished to Purchaser within the Amazônia Transaction.

Section 4.7. Representations and Warranties on the Amazônia Companies. In entering into this Agreement and upon receiving a copy of the declaration foreseen in Section 2.7. above, the Purchaser (i) declare to know all representations and warranties made by Telpart pursuant to ARTICLE 3 of the SPA (the “Telpart’s Representations and Warranties”) and to have conducted its own independent analysis on the information contained therein and accepts all terms and conditions of Telpart’s Representations and Warranties as declared and represented to the Seller on the Effective Date of the SPA and on/before the SPA Closing Date under the terms of the SPA; and (ii) accepts and undertakes to complete the Amazônia Transaction and to receive the Amazônia Holding Shares, Amazônia Subscription Rights and all assets and Liabilities of the Amazônia Companies, under the same state, conditions and rights accepted by Seller within the SPA Closing, regardless of any event or change in the operational and/or financial situation of the Amazônia Companies, with due regard of Section 5.2 and 8.1.(c) below.

Section 4.8 Limitation on Seller’s Representations and Warranties. The Purchaser acknowledges that, except for the representations and warranties expressly set forth in ARTICLE 3, none of the Seller or any other Person (other than Telpart under the terms and conditions of the Telpart’s Representations and Warranties made to the Seller in the SPA) makes or shall be deemed to have made any representation or warranty, either expressed or implied, at law or in equity, by or on behalf of any Seller or the Amazônia Companies regarding the Amazônia Companies or the Amazônia Transaction contemplated hereby or as to the accuracy or completeness of any of the information provided or made available to the Purchaser or any of its Affiliates or representatives or otherwise. Without limiting the generality of the foregoing, none of the Seller, the Amazônia Companies or any other Person has made a representation or warranty to the Purchaser with respect to (a) any projections, estimates or budgets for the Amazônia Companies or (b) any material, documents or information relating to the Amazônia Companies made available to the Purchaser or its Affiliates or representatives in any “data room,” confidential memorandum, offering materials or otherwise.

ARTICLE 5

COVENANTS AND OTHER AGREEMENTS

Section 5.1 Consummation of Amazônia Transaction. From the Effective Date on, the Parties shall cooperate and each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Laws to perform its obligations under this Agreement and to consummate the Amazônia Transaction as soon as reasonably practicable, including using reasonable best efforts (i) to make any filings or submissions, or to obtain any approvals, authorizations, consents or waivers, from any third party or Governmental Authority necessary for the consummation of the Amazônia Transaction, including without limitation the ANATEL Consent for the Amazônia Transaction, (ii) to

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

defend all Legal Proceedings challenging this Agreement or the consummation of the Amazônia Transaction, and (iii) to have lifted or rescinded any Order adversely affecting the ability of the Parties to consummate the Amazônia Transaction; provided that nothing contained in this Agreement shall require the Seller to pay anything of value or to incur any obligation to any other Person (other than filing and similar fees to Governmental Authority in connection with foreign antitrust Laws) from which any such approvals, authorizations, consents or waivers are requested.

Section 5.2 Consummation of the SPA Transaction. (a) Seller undertakes to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Laws and to the extent possible under the SPA to consummate the Transactions with Telpart, provided, however, that in the event the SPA Transactions are not consummated for any reason whatsoever, neither Party hereto shall have any liability or further obligation to the other.

(b) With due regard to Section 2.5.2. above, Purchaser recognizes and agrees that any waiver granted by the Seller to Telpart regarding (i) the delivery of the documents and the performance of the actions set forth in Section 2.6 (h), (i), or (l) of the SPA, shall not be considered as a modification to the form and substance of the Transactions as provided for in the SPA.

Section 5.3 Consents.

(a) In furtherance and not in limitation of the covenants contained in Section 5.1., the Purchaser shall:

(i) furnish, and cause its Affiliates to furnish, to the Seller all information concerning the Purchaser and its Affiliates reasonably required to prepare and file with Governmental Authorities and other Persons, no later than eight (8) Business Days following the date hereof, all applications, notices, petitions and other documentation necessary or advisable to obtain the Consents as soon as reasonably practicable, in connection with the Amazônia Transaction or with respect to compliance with Telecommunication Rules, including the Consent by ANATEL, which shall be prepared and filed with ANATEL substantially in the form attached hereto as Schedule 5.3.(a) (i);

(ii) take all appropriate actions to obtain the ANATEL Consent and the ANATEL Consent for the Amazônia Transaction in such a manner to assure that the SPA Closing and the Amazônia Closing take place on an expedite manner and within the shortest period of time;

(iii) keep the Seller reasonably informed, including by providing the Seller with a copy, of any communication received by the Purchaser from, or given by it to, any Governmental Authority regarding the Amazônia Transaction and the Transactions (to the extent permitted by Telpart); and

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

(iv) to the extent reasonably practicable, permit the Seller to review in advance any communication to be given by it to, and consult with the Seller in advance of any meeting or conference with, any Governmental Authority in connection with the Amazônia Transaction, and to the extent permitted by such Governmental Authority, give the Seller the opportunity to attend and participate in such meetings and conferences.

(v) return to ANATEL any and all grants or permits for the rendering of services and/or radio frequencies that may be necessary for the approval of the Amazônia Transaction, as per the applicable regulation, within a term that would be acceptable to ANATEL. Purchaser shall endeavor its best efforts to return said grants, permits and/or radiofrequencies to ANATEL within six (6) months or any other period imposed by ANATEL.

(b) The Purchaser shall bear the risk and any and all consequences of any nature whatsoever in case the Consent of ANATEL for the Amazônia Transaction and/or the Brazilian Antitrust Authorities are(is) granted with any condition and/or imposes any obligation on the Purchaser, regardless of its nature. Therefore, Purchaser shall continue to be obliged to consummate the Amazônia Closing or the Alternative Amazônia Closing, as the case may be, notwithstanding the conditions and/or obligations imposed thereto by ANATEL and/or the Brazilian Antitrust Authorities.

(c) In furtherance and not in limitation of the covenants contained in Sections 5.1, 5.3(a) and (b), if any objections are asserted with respect to the Amazônia Transaction under any Laws or by any Governmental Authorities or if any Legal Proceeding is instituted or threatened, challenging the Amazônia Transaction as violative of any Laws, (i) each of the Purchaser and the Seller shall use its reasonable best efforts to resolve any such objections or Legal Proceedings so as to permit consummation of the Amazônia Transaction by the Amazônia Closing Date, and (ii) the Purchaser and its Affiliates shall take any action which it is capable of taking to the extent (a) necessary or required to consummate the Amazônia Closing or the Alternative Amazônia Closing in the event that the Consent of ANATEL for the Amazônia Transaction and/or the Brazilian Antitrust Authorities is denied and (b) does not affect materially or negatively the businesses or activities of Purchaser and/or its Affiliates carried on outside the Amazônia region.

Section 5.4 ANATEL denial or absence of Consent. In the event that this Agreement is terminated pursuant to Sections 7.l(c), 7.l(d), 7.l(e) or 7.1(f), the Purchaser hereby irrevocably covenants to, within five (5) Business Days from the effectiveness of such termination, pay Seller the amount of forty million reais (R$40,000,000.00). No other payments, of any nature whatsoever, will be due as a result of the Termination events mentioned above.

Section 5.5 Certain Notices. Each Party shall notify the other Party in

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

reasonable detail and as immediately as possible:

(a) upon the commencement of, or the impending or threatened commencement of, or upon obtaining knowledge of any facts that would give rise to, any claim, action or proceeding brought to enjoin the consummation of the Transactions and consequently the Amazônia Transaction, or against or relating to the notifying Party or its properties or assets, including the Licenses, which could materially adversely affect the Transactions and the Amazônia Transaction or its ability to perform its obligations hereunder;

(b) upon the occurrence of, or the impending or threatened occurrence of, or upon obtaining knowledge of any facts that would give rise to, any event which could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the SPA, and shall use commercially reasonable efforts to prevent or promptly remedy such breach; and

(c) upon the occurrence or existence of any event, condition, circumstance or state of facts known to the notifying Party, which has had or could have a material adverse effect on the Transactions and/or on the Amazônia Transaction or its ability to perform its obligations hereunder or under the SPA, or could materially adversely affect the Party’s properties or assets or their use.

Section 5.6 Confidential Information. Except as otherwise provided by Law or under securities rules and regulations, or else by court determination, the Parties shall not disclose, entice or allow the disclosure of any information, except for public information, on the negotiation of the Amazônia Transaction without consulting with the other Party and, in relation to the Amazônia Companies and their business, on or before the Amazônia Closing Date or the Alternative Amazônia Closing Date. Notwithstanding the foregoing, the Parties may disclose the Amazônia Transaction and/or the Transaction to their direct and indirect shareholders as well as to the Parties respective directors, officers, employees, advisors and representatives on a need-to-know basis and provided that they have the necessary discretion to be informed thereof. In this case, the Parties undertake to inform their respective directors, officers, employees, advisors and representatives of the existence and provisions of this Section 5.6., and shall be held liable, in the civil and criminal spheres, for any breach of the terms and conditions hereof, by themselves or their respective directors, officers, employees, advisors and representatives.

Section 5.7 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the Amazônia Transaction without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or under securities rules and regulations, provided that, to the extent required by applicable Law or securities rules, the Party required to make such release shall use its commercially reasonable efforts consistent with such applicable Law or rules to consult with the other Party with respect to the text thereof. Notwithstanding the foregoing,

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

nothing herein shall restrict in any way at any time any Party from making any statement about this Agreement or the Amazônia Transaction to the extent such statement does not contain any information other than public information.

Section 5.8 Seller Affirmative Covenants. (a) During the period of six (6) months as from the Amazônia Closing Date or the Alternative Amazônia Closing Date, as applicable, (“Amazônia Transition Period”), the Seller undertakes to provide and cause Telemig Holding and Telemig to commercially cooperate and negotiate in good faith with Amazônia and Purchaser undertakes to cause Amazônia to negotiate in good faith with Telemig the contracts and agreements necessary to the maintenance of the ordinary course of Amazônia’s businesses and operations, at arms lengths basis and under market conditions. The Parties agree to take all necessary measures until the end of the Amazônia Transition Period in order to terminate these contracts and agreements entered into by and among Telemig Holding, Telemig, Amazônia Holding and Amazônia, as the case may be, and to segregate any and all activities that are jointly carried out by such companies. In case it is demonstrated as necessary, Seller may agree to extent the above referred commercial cooperation between Telemig Holding and Telemig on one side and Amazônia Companies, on the other side, for another 3 (three) months after the end of the period of time stated above.

(b) If applicable, from the date of the SPA Closing through the Alternative Amazônia Closing Date, Seller shall procure that each of the Amazônia Companies conduct their respective businesses as conducted after the SPA Closing and only in the ordinary course of business and, as the case may be, in line with the ANATEL Consent obtained in connection with the Transactions.

(c) Seller shall take all possible actions that is under its control to take, in order to (i) permit Amazônia Holding to pay the 2007 minimum mandatory dividends to its preferred shareholders on or before the Amazônia Closing Date or the Alternative Amazônia Closing Date (as the case may be), or (ii) not prevent or impede Telpart from taking any actions designed to ensure that on the Amazônia Closing Date or on the Alternative Amazônia Closing Date (as the case may be) the Amazônia Holding Shares represent actually and effectively at least the majority of the voting capital of Amazônia Holding and (iii) to follow up the actions taken by Telpart for the accomplishment of the results set forth in items (i) and (ii) above, including the request of the documents referred to in Section 2.5.1.(o).

Section 5.9 Seller Negative Covenants. Except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld), once this Agreement has been executed, the Seller (i) shall not grant to Telpart any waiver regarding Telpart’s negative covenants indicated in Section 5.8 of the SPA concerning the Amazônia Companies and (ii) shall not, negotiate, discuss, agree or sign any document with Telpart related to the Amazônia Companies and/or their activities without previous knowledge and, approval from the Purchaser, which approval shall not be unreasonable withheld.

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1. Closing Conditions. Each Party’s obligation to consummate the Amazônia Closing is subject to the satisfaction, on or prior to the Amazônia Closing Date or the Alternative Amazônia Closing Date, as the case may be, of the following conditions:

(a) ANATEL shall have issued its Consent regarding the transfer of control of the Amazônia Companies from Seller to Purchaser, regardless of any condition and/or obligations imposed by ANATEL to Purchaser, and such ANATEL Consent for the Amazônia Transaction shall be in full force and effect;

(b) The SPA Closing shall have occurred and the Amazônia Holding Shares shall have been transferred to Seller (or the respective transfer order to Seller shall have being signed by Telpart);

(c) no preliminary or permanent injunction or other Order, decree or ruling issued by a Governmental Authority (other than ANATEL Consent), nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would prohibit, restrain or enjoin the consummation of the Amazônia Closing.

Section 6.2. Conditions to the Obligations of Seller. Seller’s obligation to consummate the sale of Amazônia Holding Shares is subject to the satisfaction or waiver by the Seller, on or prior to the Closing Date, of each of the following condition:

(a) the representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as if made on and as of the Amazônia Closing Date or the Alternative Amazônia Closing, as the case may be.

Section 6.3. Conditions to the Obligations of Purchaser. Purchaser’s obligation to consummate the purchase of Amazônia Holding Shares is subject to the satisfaction or waiver by Purchaser of each of the following conditions:

(a) the representations and warranties of the Seller contained in ARTICLE 3 herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as if made on and as of the Amazônia Closing Date or the Alternative Amazônia Closing, as the case may be;

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

Section 6.4. Amazônia Tag Alone Offer. The Purchaser hereby undertakes (i) to prepare and file with the CVM, no later than thirty (30) days following the Amazônia Closing Date or the Alternative Amazônia Closing Date, as applicable, an application for the execution of the Amazônia Tag Along Offer, (ii) to execute and conclude the Amazônia Tag Along Offer in compliance with all rules applicable to the Amazônia Tag Along Offer and as soon as reasonably practicable and (iii) to bear and support all costs and comply with all obligations imposed by the CVM or other Governmental Authority regarding the Amazônia Tag Along Offer.

Section 6.4.1 The Parties agree and understand that the Seller does not have an obligation to launch Amazônia Tag Along Offer as a consequence of the consummation of the Transactions with Telpart. Therefore, the Parties agree to take all necessary measures within the CVM in order to obtain therefrom a decision, waiver or any kind of legal assurance that the Seller does not have the obligation to launch the Amazônia Tag Along Offer in connection with the consummations of the Transactions with Telpart.

Section 6.4.2 In the event, however, that both Seller and Purchaser are compelled to launch Amazônia Tag Along Offer (either because Seller is required to do so by the CVM or because Seller does not have any kind of legal assurance from CVM that it does not have the obligation to launch Amazônia Tag Along Offers in connection with the consummations of the Transactions with Telpart), Purchaser shall establish an Escrow Account, under terms and conditions to be negotiated by the parties in good faith, and deposit therein the amount equivalent to the full price to be paid to the minority shareholders of each of the Amazônia Companies, in case all of such minority shareholders decide to sell all of their shares in the Amazônia Tag Along Offer (“Escrow Funds”). The Escrow Account will be funded exclusively by the Purchaser within 10 (ten) days as from the receipt by the Purchaser of a notice from the Seller that shall indicate (i) Seller’s decision to launch the Amazônia Tag Along Offer and (ii) the Escrow Funds to be deposited by the Purchaser in the Escrow Account.

Section 6.4.3 Purchaser and Seller may request the Escrow Agent to release the amount of the Escrow Funds equivalent to the price to be paid by each of Purchaser and Seller in their corresponding Amazônia Tag Along Offer, under the terms and conditions set forth in the Escrow Account Agreement. Within 5 (five) days after the transfer of all shares acquired by the Seller in the Amazônia Tag Along Offer with the funds of the Escrow Account, the Seller undertakes to transfer to the Purchaser all such shares without any further payment related thereto.

Section 6.4.4. The Parties recognize that a specific performance of this Agreement would not suffice in case of a default by the Purchaser of the obligation to fund the Escrow Account with the Escrow Funds or a default by Seller of the obligation to transfer the shares to Purchaser after the completion of the Amazônia Tag Along Offer. In such cases, the defaulting Party shall pay to the non-defaulting Party a penalty equivalent to 20% of the total amount of the Escrow Funds deposited or to be deposited

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

as a result of such breach, notwithstanding all measures to be taken by the non-defaulting Party to obtain the specific performance of this Agreement.

6.5. Seller’s Put Option. In the event that [(i) both Seller and Purchaser are compelled to launch Amazônia Tag Along Offer in the event that the SPA Closing and the Amazônia Closing occur simultaneously (either because Seller is required to do so by the CVM or because Seller does not have any kind of legal assurance from CVM that it does not have the obligation to launch Amazônia Tag Along Offer in connection with the consummations of the Transactions with Telpart); or (ii)] the SPA Closing occurs and ANATEL Consent for the Amazônia Transaction has not been issued and, as a consequence, Seller is compelled to launch the Tag Along Offer as per Section 6.4. of the SPA (“SPA Tag Along Offer”), Seller will have the right to sell to Purchaser all of the common shares of Amazônia Holding and of Amazônia acquired by Seller as a result of the SPA Tag Along Offer, provided that the ANATEL Consent for the Amazônia Transaction has been obtained (“Put Option”).

6.5.1. The Put Option shall be exercised at any time after the ANATEL Consent for the Amazônia Transaction is obtained, as follows:

(a) the Put Option shall be exercised by Seller giving to the Purchaser notice in writing (“Put Notice”) of its intention to exercise the Put Option and informing the total number of common shares of Amazônia Holding and of Amazônia acquired by Seller as a result of the SPA Tag Along Offer (“SPA Tag Along Shares”);

(b) Once the Put Option is exercised, Purchaser shall have the obligation to purchase all the SPA Tag Along Shares tendered in the Put Notice for the exact same purchase price per share paid by Seller to the minority shareholders in the SPA Tag Along Offer, together with all costs and expenses incurred by Seller (including but not limited to reasonable legal and financial advisors fees) necessary for the preparation, filing and launching of the SPA Tag Along Offer (“Put Option Price”). The Put Option Price shall accrue the CDI Rate as from the date of payment of the SPA Tag Along Shares by Seller;

(c) Purchaser shall have a period of five (5) days, after the receipt of the Put Notice, to purchase the SPA Tag Along Shares, pay the corresponding purchase price and complete the transaction.

ARTICLE 7

TERMINATION

Section 7.1. Termination. This Agreement may be terminated:

(a) at any time by mutual written consent of Purchaser and Seller;

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

(b) by either Party if any judgment, injunction, Order or decree of any court or other Governmental Authority other than ANATEL having competent jurisdiction enjoining Purchaser and Seller from consummating the Transactions provided in the SPA or the Amazônia Transaction provided herein is entered and such judgment, injunction or Order shall have become a Final Order prior to or on the SPA Closing Date or the Amazônia Closing Date;

(c) by either Party if Amazônia Closing has not occurred by March 31, 2008 (the “Termination Date”), provided that (i) Seller shall have the right to extend such Termination Date until June 30, 2008, only if by March 31, 2008 the sole pending condition to the SPA Closing is the ANATEL Consent for the Amazônia Transaction. The Seller and Purchaser, as the case may be, shall notify in writing to the other Party of its intent to extend the Termination Date on or prior to March 31, 2008; and

(d) if the action foreseen in Section 2.4.1. (b2) (i) has not been taken, by Seller if the ANATEL Consent for the Amazônia Transaction has not been obtained within 60 (sixty) days following the notice received by Purchaser from Seller informing that the SPA Closing has occurred;

(e) if the action foreseen in Section 2.4.1. (b2) (i) has not been taken, by Seller if the Alternative Amazônia Closing has not occurred within 90 (ninety) days following the notice received by Purchaser from Seller informing the occurrence of the SPA Closing of the Transactions;

(f) by Seller if ANATEL Consent for the Amazônia Transaction is denied.

Section 7.2. Effect of Termination. In the event of a termination of this Agreement, neither Party shall have any liability or further obligation to the other, except that:

(a) nothing herein will relieve a Party from liability for any prior willful breach by such Party of this Agreement; and

(b) the provisions of this ARTICLE 7, ARTICLE 8 and ARTICLE 9 shall survive the termination of this Agreement. Whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Seller Indemnification. Seller shall indemnify purchaser, its

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

representatives, managers, officers, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”) and hold the Purchaser Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

(a) the failure of any representation or warranty of Seller set forth in this Agreement to be true and correct as of the dates made;

(b) the breach of any covenant or other agreement on the part of Seller under this Agreement; and/or

(c) a Damage caused to the Amazônia Companies exclusively as a consequence of a waiver granted by the Seller to Telpart under the SPA that would not occur if the waiver had not been granted, provided that such waiver was not consented by the Purchaser;

Section 8.1.1 Purchaser shall not have any right to claim indemnification from Seller under this Agreement as a result of any Damage:

(a) if Purchaser or any of the Amazônia Companies obtain full indemnification for any Damage under any insurance policy; or

(b) if such Damage would not have occurred were it not for violation by Purchaser, or by any of the Amazônia Companies after the Amazônia Closing Date, of any of the respective obligations under this Agreement.

Section 8.2 Limitations to Seller’s Indemnification Obligation. Seller’s obligations to indemnify the Purchaser Indemnified Parties pursuant to ARTICLE 8:

(a) shall survive for three (3) years as from the Closing Date and shall expire at such time, except with regard to representations and warranties made by the Seller above that shall not expire;

(b) shall be limited to the amounts net of Taxes, so that any and all Tax benefit (including, without limitation, a reduction in the Tax base for expensing reasons) shall be deducted from the Damages value (wherefore the value of a Damage, for all purposes of this Section 8.2. and other contractual provisions, shall be deemed to be net of Taxes), provided that such benefit is not counterbalanced by a taxable income ensuing from reimbursement of the relevant Damage;

(c) in connection with any Damages suffered by a Amazônia Company (which, for the purposes of ARTICLE 8, will be considered as Damages suffered by the Purchaser), shall be equal to the amount resulting from multiplying (x) the amount of the respective Damage by (y) the direct (or indirect in the event of Amazônia) equity interest in the relevant Amazônia Company transferred by the Seller to the Purchaser on the Amazônia Closing Date or the Alternative Amazônia Closing Date, as applicable

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

(excluding, for the avoidance of doubt, any shares acquired by the Seller in the Amazônia Tag-Along Offer transferred, if applicable to the Purchaser on the Amazônia Closing Date or the Alternative Amazônia Closing Date, as the case may be);

(d) shall be limited to Ten Million Reais (R$10,000,000) (“Indemnity Obligation Cap”), provided that (i) the indemnification shall be unlimited with regard to Damages arising from the inaccuracy of any of the representations and warranties made by the Seller and (ii) indemnification resulting from the event indicated in Section 8.l(c) above, shall be limited to an additional amount of Ten Million Reais (R$10,000,000). Upon attainment of the aforementioned caps, any obligation of Seller to indemnify the Purchaser Indemnified Parties as a result of the Amazônia Transaction shall cease to exist;

Section 8.3 Purchaser Indemnification. Purchaser shall indemnify Seller, its representatives, managers, officers, employees, successors and permitted assigns (the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

(a) the failure of any representation or warranty of Purchaser set forth in this Agreement to be true and correct as of the dates made; and/or

(b) the breach of any covenant or other agreement on the part of Purchaser under this Agreement (including the failure to timely comply with its obligation as stated in Section 6.3 herein).

Section 8.4 Indemnification Procedures. (a) In the event that any claim shall be asserted by any Person in respect of which payment may be sought under Sections 8.1. or 8.3 hereof (each, a “Claim”), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder or contests its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable out-of-pocket expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential exists between

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Claim; however, Seller, in view of their financial interests in the outcome of the Claim, may, at their discretion, exhaust all legal remedies and defense means. No indemnifying party shall agree to the terms of any compromise or settlement of any action without the prior written consent of the indemnified party unless such compromise or settlement (x) includes an unconditional release of the indemnified party from all liability arising from such action and (y) does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of any indemnified party. No indemnifying party shall be required to indemnify any indemnified Party for any amount paid or payable by any indemnified party in the settlement of any action, proceeding or investigation without the written consent of indemnifying party to such settlement.

(b) After any final judgment or award shall have been rendered by an arbitration board or administrative agency or a court of law of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

Section 8.5 Back to Back Indemnification. After the Amazônia Closing and in the event that Purchaser identifies a failure of any representation and warranties relating to any of the Amazônia Companies or a breach of a covenant relating to any of the Amazônia Companies incurred by Telpart that are covered by the indemnity granted to the Seller under the SPA (“SPA Claim”), the Purchaser shall reasonably and promptly cause written notice of the assertion of the SPA Claim, provided that the Purchaser shall specify therein the failure of representation and/or warranty or the breach of covenant incurred by Telpart. Upon the receipt of such notice, the Seller shall immediately address to Telpart a written notice of the assertion of the SPA Claim in order to trigger the indemnification procedure provided for in ARTICLE 8 of the SPA (“SPA Indemnification Procedure”). In case the Seller and not Telpart defends the SPA Claim under the SPA Indemnification Procedure, the Purchaser may participate, at its own expense, in the defense of such SPA Claim by means of indication of a separate counsel, who may discuss and agree with the Seller’s counsel the strategy for such SPA Claim, unless Telpart does not grant its consent to such participation of the Purchaser, if such consent is required. In case Telpart desires to enter into a compromise or a settlement in connection with any SPA Claim that depends on the prior written consent of the Seller,

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

the Seller shall agree with the Purchaser whether such consent shall or shall not be granted to Telpart. The Seller shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain the best possible outcome of the SPA Claim to the extent possible under the SPA Indemnification Procedure. The Purchaser acknowledges and recognizes all restrictions and limitations related to the SPA Indemnification Procedure, especially the fact that the Seller may not claim for indemnification against Telpart based on the SPA Claims in case the aggregate threshold set forth in Section 8.2(f) is not attained.

(b) The Purchaser agrees and acknowledges that in the event Telpart refuses to recognize the SPA Claim and to initiate the SPA Indemnification Procedure, if so requested by the Purchaser, Seller may take all appropriate measures and actions against Telpart to enforce the SPA aiming at obtaining indemnification for the SPA Claim (“SPA Enforcement”). In this case, the Purchaser shall bear and advance all out-of-pocket expenses (including advisors fees) incurred by the Seller to obtain the SPA Enforcement and hold the Seller harmless from and against any and all Damages resulting from the SPA Enforcement. In addition, Seller shall not be held liable in case of unsuccess or failure of the SPA Enforcement, unless such unsuccess or failure is caused by willful misconduct or gross negligence of the Seller.

(c) Within two (2) days as from the receipt by the Seller of the amount due and owing by Telpart pursuant to the SPA with respect to any SPA Claim, Seller shall forward to Purchaser notice of any sums due and owing by the Seller pursuant to this Agreement with respect to such matter. All out-of-pocket expenses incurred by Seller and reimbursed by Telpart in connection with the defense of the SPA Claim and under the terms and conditions of the SPA Indemnification Procedure, shall be retained by the Seller and not forwarded to the Purchaser.

(d) the obligation of Seller to forward to any and all sums received from Telpart to Purchaser, in accordance with this Section 8.5, shall be limited to the Indemnity Obligation Cap, being agreed the following:

i) any and all amounts that Seller has received from Telpart under section 8.5. that exceeds the Indemnity Obligations Cap (“Excess Amount”) shall be kept by Seller in an escrow account, which terms shall be agreed by the Parties in accordance with the policies stated herein;

ii) Seller will be able to use such Excess Amount in case it has filed a claim against Telpart regarding Telemig Companies as per the terms of the SPA, which final obligation of Telpart to pay Seller is greater than the cap stated in favour of Telpart in the SPA reduced by the Excess Amount and as much as necessary to cover such excess. For instance, the cap of Telpart under the SPA is R$ 75 million; should Telpart pay Seller R$ 25 million under Section 8.5., then Telpart cap under the SPA was reduced to R$ 50 million, but Seller will be able to use the Excess Amount to cover any obligation Telpart has to pay seller under the SPA up to R$ 65 million, exhausting the Telpart cap of R$ 50 million, plus using the Excess Amount of R$ 15 million;

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

iii) any Excess Amount left in the escrow account after 3 years as of the SPA Closing shall be delivered to Purchaser.

(e) The failure of the Purchaser to give reasonably prompt notice of any SPA Claim or the failure of Seller to give reasonably prompt notice of any SPA Claim to Telpart shall not release, waive or otherwise affect the Seller’s obligations with respect thereto except to the extent that the Seller or Purchaser, as the case may be, can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof and thereof.

Section 9.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by Seller and Purchaser or (in the case of a waiver) by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3 Remedies Cumulative. Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

Section 9.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except for any assignment by the Purchaser to any of its Affiliates, which will not require Seller’s consent.

Section 9.5 Notices. All notices or other communications hereunder shall be in

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either Party may from time to time specify):

If to Seller:

Vivo Participações S.A.

At.:	Carlos Raimar Schoeninger (Diretor de Planejamento Financeiro e Relações com Investidores)

Breno Rodrigo Pacheco de Oliveira (Secretário Geral e Diretor Juridico)

Av. Roque Petroni Junior, 1464

São Paulo – SP             04707-000

Tel: 55 11 7420-1179

Fax: 55 11 7420-2283

With a copy to (which shall not constitute a notice):

Machado, Meyer, Sendacz e Opice Advogados

At.:	Moshe Sendacz / Adriana Pallis Romano

Av. Brigadeiro Faria Lima, 3144, 11° andar

São Paulo – SP             01451-000

Tel: 55 11 3150-7060

Fax: 55 11 3150-7071

If to Purchaser:

TNL PCS S.A.

At.:	Tarso Rebello (Treasurer)

Rua Humberto de Campos, n° 425,8° andar, Leblon

Rio de Janeiro – RJ –

Tel.: 55 21 3131.1276

Fax: 55 21 3131. 1144

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Brazil.

Section 9.7 Arbitration. All disputes arising out of or in connection with the present contract shall be submitted to binding arbitration pursuant to the provisions of this Section and under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC”). The arbitration shall be conducted in São Paulo, Brazil, or another location mutually agreeable to Purchaser and Seller. The arbitration

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

shall be conducted in English. The arbitration shall be conducted before a panel of three arbitrators appointed in accordance with the Rules of Conciliation and Arbitration of the ICC. Each of the Parties shall bear its own costs with the arbitration, except if otherwise determined by the arbitration panel in accordance with the Rules of Conciliation and Arbitration of the ICC.

Section 9.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the Parties shall bear their respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Amazônia Transaction. It is agreed, however, that the fees charged by ANATEL and by the Brazilian Antitrust Authorities shall be borne solely by the Purchaser.

Section 9.9 Invalidity. In the event that any of the provisions contained in this Agreement or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Amazônia Transaction is impaired thereby.

Section 9.10 Execution. This Agreement shall be executed and delivered in two (2) original copies of equal form and content, in the presence of the witnesses indicated below.

Section 9.11 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.12 Language. This Agreement is being executed by the Parties exclusively in the English language, which shall prevail in relation to any translations thereof that may be made for any purposes whatsoever.

[SIGNATURE PAGE FOLLOWS]

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase Agreement as of December 20, 2007.

Vivo Participações S.A.

Telemar Norte Leste S.A.

WITNESSES:

1.	2.
Name: Ana Carolina LimaElia	Name: SANDRA MARIA ESTANISLAU
ID: RG 33187703-X	ID: RG 17-043425-4

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.

List of Annexes and Schedules

Annex A	-	SPA with Telpart

Annex B	-	Seller’s corporate authorizations

Annex C	-	Purchaser’s corporate authorizations

Annex D	-	Draft of power of attorney from the Seller to transfer the Amazônia Holding Shares to the Purchaser

Annex E	-	Draft of Assignment of Amazônia Subscription Rights Agreement;

Schedule 2.5.1.(g) - Draft of opinion of legal counsel to Seller

Schedule 2.6(e) - Draft of opinion of legal counsel to Purchaser

Schedule 5.3.(a)(i) - Draft of requirement of ANATEL Consent for the Amazônia Transaction to be filed with ANATEL

Stock Purchase Agreement by and among Vivo Participações S.A. and Telemar Norte Leste S.A.